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                                                                   Exhibit 23.2

                     Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement previously filed on Form S-3 (333-102516) of Peabody Energy Corporation for the registration of 11,255,661 shares of its common stock and the related Prospectus and Prospectus Supplements and to the incorporation by reference therein of our report dated January 18,2003, with respect to the consolidated financial statements and schedule of Peabody Energy Corporation included in its Annual Report (Form 10-K) for the year ended December 31,2002, filed with the Securities and Exchange Commission, which Registration Statement has been incorporated in the Registration Statement on Form S-3 dated July 29, 2003.

                                                       /s/ Ernst & Young LLP

St. Louis, Missouri
July 29, 2003